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                                                                  EXHIBIT 3(I).2

                                STATE OF DELAWARE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              DATAWAVE SYSTEMS INC.



DataWave Systems Inc., a corporation existing under the laws of the Yukon Territory, Canada does hereby certify as follows:

FIRST:  The name of the corporation is:  DataWave Systems Inc.


SECOND: The address of its registered office in the State of Delaware is One Rodney Square, P.O. Box 551, Wilmington, DE 19899. The name of its registered agent at such address is RL&F Service Corp.


THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 100,000,000 common shares without par value (the "Common Shares") and the holders of the Common Shares shall be entitled to dividends when, as and if declared and paid to the holders of the Common Shares, and upon liquidation, dissolution or winding-up of the corporation, to share rateably in the assets of the corporation available for distribution to the holders of the Common Shares as otherwise provided by law or this Certificate of Incorporation, and the holders of the Common Shares shall have full voting rights and powers and each of the Common Shares shall be entitled to one vote.


FIFTH: The names and mailing addresses of the persons who are to serve as the initial directors of the corporation until the first annual meeting of the stockholders or until their successors are elected and qualified are:


      NAME                      MAILING ADDRESS

      Joshua Emanuel            35 Horizon Street, Wayne, New Jersey, USA  07470

      John X. Adiletta          57 Boulderwood Dr., Bernardsville, New Jersey,
                                USA  07924

      Vijay Fozdar              4195 Chino Hills Parkway 571, Chino Hills,
                                California, USA 91709

      Graham Jackson            Maesmor Hall, Maerdy, Corwen, Denbighshire,
                                LL21ONS

      Alan Trope                Flat B, 180 Goldhurst Terrace, London, NW6 3HN,
                                England

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SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     (a)  To make, alter or repeal the by-laws of the corporation.

     (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     (c) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     (d) To designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of Delaware to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the corporation.


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     (e)  When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the corporation shall provide.


     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.


     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the General Corporation Law of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court



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directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

EIGHTH: The corporation shall not be governed by Section 203 of Title 8 of the General Corporation Law of Delaware.


NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


TENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.


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IN WITNESS WHEREOF, the corporation has caused this Certificate of Incorporation to be signed by ____________, its ____________, who is authorized to sign this Certificate of Incorporation on behalf of the corporation, this _____ day of ____________, 2004.


                                    DATAWAVE SYSTEMS INC.

                                    Per:
                                    --------------------------------------------
                                                 Authorized Signatory
                                    Name:
                                    Title: